Exhibits 8.1 and 23.1
July 7, 2006
Advanta Business Receivables Corp.
2215 B Renaissance Drive,
Suite 5
Las Vegas, Nevada 89119

Re:	Advanta Business Receivables Corp., Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special tax counsel to Advanta Bank Corp., a Utah industrial bank (“ABC”) and Advanta Business Receivables Corp., a Nevada corporation (the “Company”), in connection with the filing by the Company, on behalf of Advanta Business Card Master Trust, a Delaware common law trust (the “Issuing Entity”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3, filed on the date hereof (the “Registration Statement”), registering its Asset Backed Notes secured by receivables in a portfolio of revolving business purpose credit card accounts and related assets (the “Notes”). As set forth in the Registration Statement, each Series of Notes will be issued under and pursuant to the Master Indenture (the “Indenture”), between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”), filed as Exhibit 4.1 to the Registration Statement, as amended by Amendment No. 1 to the Master Indenture, dated as of May 9, 2006, filed as Exhibit 4.1 on Form 8-K, dated as of May 19, 2006, and a related Indenture Supplement to the Indenture (the “Indenture Supplement”) between the Issuing Entity and the Indenture Trustee, substantially in the form filed as either Exhibit 4.2 or Exhibit 4.3 to the Registration Statement, and in the case of a multiple tranche series, a terms document (each, a “Terms Document;” the Indenture, the Indenture Supplements and the Terms Documents, each an “Agreement” and, collectively, the “Agreements”), between the Issuing Entity and the Indenture Trustee, substantially in the form attached to the form of Indenture Supplement attached as Exhibit 4.3 to the Registration Statement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the form of Indenture.
     We have examined the prospectus and the form of prospectus supplement contained in the Registration Statement (the “Prospectus” and “Prospectus Supplement”, respectively) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.
     We have advised the Company with respect to certain federal income tax consequences of the proposed issuance of the Notes. This advice is summarized under the headings “Federal Income Tax Consequences” and “Prospectus Summary — Tax Status” in the Prospectus and “Summary of Terms — Tax Status,” in the Prospectus Supplement, all a part of the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinions expressly set forth under each of the above quoted headings in the Prospectus and the Prospectus Supplement as our opinions. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.
     We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the references to this firm as special tax counsel to the Company under the headings “Federal Income Tax Consequences” and “Prospectus Summary — Tax Status” in the Prospectus and “Summary of Terms — Tax Status,” in the Prospectus Supplement forming a part of the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours,
/s/ McKee Nelson LLP